Exhibit 99.1

Contact: Maria Brous

(863) 680-5339

Publix Reports Second Quarter 2010 Results and Stock Price

LAKELAND, Fla., Aug. 2, 2010 — Publix’s sales for the second quarter of 2010 were $6.2 billion, a 3.4 percent increase from last year’s $6 billion. Comparable-store sales for the second quarter of 2010 increased 2.4 percent.

Net earnings for the second quarter of 2010 were $348.4 million, compared to $300.8 million in 2009, an increase of 15.8 percent. Earnings per share increased to $0.44 for the second quarter of 2010, up from $0.38 per share in 2009.

Publix’s sales for the first half of 2010 were $12.7 billion, a 2.7 percent increase from last year’s $12.4 billion. Comparable-store sales for the first half of 2010 increased 1.6 percent.

Net earnings for the first half of 2010 were $712.8 million, compared to $622.3 million in 2009, an increase of 14.5 percent. Earnings per share increased to $0.91 for the first half of 2010, up from $0.79 per share in 2009.

These amounts are based on unaudited reports that will be filed later this week with the U.S. Securities and Exchange Commission (SEC). The company’s quarterly report to the SEC, Form 10-Q, will be available Aug. 5 on its website at www.publix.com/stock.

Effective Aug. 1, 2010, Publix’s stock price decreased from $18.50 per share to $18.45 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.

“I’m proud that our Publix associates delivered strong operating results,” said Publix CEO Ed Crenshaw. “Unfortunately, these results were not enough to offset the continuing challenges in the stock market.”

Publix is privately owned and operated by its 142,000 employees, with 2009 sales of $24.3 billion. Currently Publix has 1,020 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of FORTUNE’s “100 Best Companies to Work For in America” for 13 consecutive years. In addition, Publix’s dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Satisfaction Index survey. For more information, visit the company’s website, www.publix.com. ###